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                                                                    Exhibit 16.1


                LETTER REPORTING CHANGE IN CERTIFYING ACCOUNTANT
                            FROM ARTHUR ANDERSEN LLP
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                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]



September 15, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Sir or Madam:

We have read paragraphs (i), (ii), (iii) and (iv) of Item 4 included in the Form 8-K dated September 8, 1999 of Compost America Holding Company, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ ARTHUR ANDERSEN LLP




Copy to:
Mr. Marvin Roseman, Office of the President
Compost America Holding Company, Inc.